Exhibit 4.2

Security Agreement for Sausalito Capital Partners I, LLC

SECURITY AGREEMENT

This SECURITY AGREEMENT (“Security Agreement”) is dated as of July 5, 2006 (the “Effective Date”), by and between Domestic Energy Partners, LLC., a Utah limited liability company (the “Company”), and Sausalito Capital Partners I, LLC, a Nevada limited liability company (the “Lender”).

WHEREAS, on the Effective Date, the Company issued a 10% Convertible Promissory Note (“Note”) to the Lender, attached hereto as Exhibit A, to evidence a loan made to the Company in the amount of $500,000.00 (the “Loan”); and

WHEREAS, in order to induce Lender to make the Loan to the Company, the Company has agreed to grant to the Lender a security interest in all of the Company’s assets to secure the amounts currently owing, and any additional amounts which may be owing, by the Company pursuant to the Loan Agreement and the terms hereof.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.             Defined Terms.  The following terms shall have the following meanings, unless the context otherwise requires:

“Code” shall mean the Uniform Commercial Code as in effect in the State of Washington on the Closing Date.

“Collateral” shall have the meaning given such term in Section 2.

“Event of Default” shall have the meaning given such term in the Note(s).

“Obligations” shall mean the unpaid Loan and all Interest thereon (as such terms are defined in the Loan Agreement) pursuant to the Loan Agreement and the Note(s), including all costs of collection.

All of other capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Loan Agreement.

2.             Grant of Security Interest.  As collateral security for the prompt and complete payment and performance when due of all the Obligations, the Company hereby grants to the Lender a security interest in all of the Company’s right, title and interest in, to and under the following, whether now existing or hereafter acquired (all of which collateral being hereinafter collectively called the “Collateral”):

ACCOUNTS

All present and future accounts owned by the Company, including and together with any and all contract rights, accounts receivable, security deposits (where not otherwise prohibited by law or agreement), and other rights of any kind to receive payments for services rendered and goods supplied by the Company, together with agreements, customer lists, client lists, and accounts, invoices, agings, verification reports and other records relating in any way to such accounts.

CONTRACTS

All contracts, contract rights, royalties, license rights, leases, instruments, undertakings, documents or other agreements in or under which the Company may now or hereafter have any right, title or interest whether now existing or hereinafter created and all forms of obligations owing to the Company arising out of the sale or lease of goods, the licensing of technology or the rendering of services by the Company, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by the Company.

EQUIPMENT, FURNISHINGS AND MISCELLANEOUS PERSONAL PROPERTY

All presently owned and hereafter acquired furniture, furnishings, equipment, machinery, vehicles (including motor vehicles and trailers) computer hardware and software, accounting or bookkeeping systems, client or customer lists and information, data sheets and other records of any kind, wherever located, stored or inventoried, which are used or which may be used in the Company’s business;

FIXTURES

All materials used by the Company in connection with its business operations, including, but not limited to, supplies, trade equipment, appliances, apparatus and any other items, now owned or hereafter acquired by the Company, and now or hereafter attached to, or installed in (temporarily or permanently) any real property now or in the future owned or leased by the Company;

GENERAL INTANGIBLES

All general intangibles and other personal property of the Company, now owned or hereinafter acquired, including, without limitation, the following:  (a) permits, authorizations and approvals presently and hereafter issued by any federal, state, municipal or local governmental or regulatory authority in favor of the Company; (b) all plans, specifications, renderings and other similar materials presently owned or hereafter acquired by the Company; (c) all presently existing and hereafter created contracts, leases, licenses and agreements to which the Company is a party; (d) all presently and hereafter existing policies and agreements of insurance in favor of the Company; (e) all presently and hereafter existing equity contribution agreements and other equity financing arrangements in favor of the Company; (f) all copyrights, chattel paper, electronic chattel paper, licenses, money, insurance proceeds, contract rights, subscription lists, mailing lists, licensing agreements, patents, trademarks, service marks, trade styles, patents, patent applications, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kinds, trade names, refundable, returnable or reimbursable fees, deposits or other funds or evidences of credit or indebtedness deposited by or on behalf of the Company with any governmental agencies, boards, corporations, providers of utility services, public or private; (g) all presently existing and hereafter acquired computer programs, computer software and other electronic systems and materials of any kind of the Company; (h) goodwill; and (i) all other presently existing and hereafter acquired documents, accounts, general intangibles and intangible personal property of any kind.

DOCUMENTS

All documents, cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, certificates of deposit, instruments, chattel paper, and electronic chattel paper now owned or hereafter acquired and the Company’s books relating to the foregoing.

COPYRIGHTS

All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing.

PROCEEDS

All of the Company’s books and records relating to the foregoing and any and all present and future accounts, general intangibles, chattel paper, electronic chattel paper, products, accessions, replacements, betterments and substitutions for any of the foregoing described property, and all proceeds arising from or by virtue of, or from the sale or disposition of, or collections with respect to, or insurance proceeds payable with respect to, or claims against any other persons, corporations or other entities with respect to, all or any part of the foregoing described property and interests.

3.             Rights of Lender; Limitations on Lender’s Obligations.  It is expressly agreed by the Company that, anything herein to the contrary notwithstanding, the Company shall remain liable under each of its contracts and documents to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with and pursuant to the terms and provisions of its contracts and documents.  Lender shall have no obligation or liability under any of the Company’s contracts and documents by reason of or arising out of this Security Agreement or the granting to Lender of a security interest therein or the receipt by Lender of any payment relating to any of its contracts and documents pursuant hereto, nor shall Lender be required or obligated in any manner to perform or fulfill any of the obligations of the Company under or pursuant to any of its contracts and documents, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any of its contracts and documents, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

4.             Representations and Warranties.  The Company hereby represents and warrants that the chief executive office and chief place of business of the Company is 1200 West 400 North, Orem, UT 84660, and the Company will not change such chief executive office and chief place of business or remove such records unless the Company shall have given the Lender at least 10 days’ prior written notice thereof.

5.             Covenants.  The Company covenants and agrees with the Lender that from and after the date of this Security Agreement and until the Obligations are fully satisfied:

(a)           Further Documentation.  At any time and from time to time, upon the written request of the Lender, and at the sole expense of the Company, the Company will promptly and duly execute and deliver any and all such further documents and take such further action as Lender may reasonably request in carrying out the terms and conditions of this Security Agreement and the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the security interests granted hereby.

(b)           Continuous Perfection.  The Company will not change its name, identity or corporate structure in any manner unless the Company shall have given the Lender at least 10 days’ prior written notice thereof and shall have taken all action (or made arrangements to take such action substantially simultaneously with such change if it is impossible to take such action in advance) necessary or reasonably requested by the Lender to amend any financing statement or continuation statement filed with respect to the Collateral so that it is not misleading.

(c)           Insurance.  The Company will insure the Collateral against such risks and hazards as other companies similarly situated insure against, in amounts and under policies which it currently holds and under such additional or substituted amounts or policies as it may from time to time determine, which shall be reasonably acceptable to the Lender (providing that no cancellation of such insurance shall be effective without 30 days written notice to the Lender and containing loss payable clauses to the Lender as its interest may appear) and all premiums thereon shall be paid by the Company.

6.             Remedies, Rights Upon Default.  (a)  In addition to any other rights given to the Lender hereunder, if an Event of Default shall occur and be continuing and the Lender shall have declared the amounts owing under the Note(s) to be due and payable (or such amounts shall have automatically, become due and payable), all payments received by the Company under or in connection with any of the Collateral shall be held by the Company in trust for the Lender, shall be segregated from other funds of the Company and shall, if requested by the Lender forthwith upon receipt by the Company be turned over to the Lender, in the same form as received by the Company (duly endorsed by the Company to the Lender, if required).

(b)           If any Event of Default shall occur and be continuing the Lender may exercise in addition to all other rights and remedies granted to it in this Security Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Code.  Without limiting the generality of the foregoing, the Company expressly agrees that in any such event, the Lender, without demand of performance or other demand, (except the notice specified below of time and place of public or private sale) to or upon the Company or any other person may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange broker’s board or at any of the Lender’s offices or elsewhere at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  The Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption the Company hereby releases.  The Company further agrees, at the Lender’s request, to assemble the Collateral, make it available to the Lender at places which the Lender shall reasonably select, whether at the Company’s premises or elsewhere.  The Lender shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care, safe keeping or otherwise of any or all of the Collateral or in any way relating to the rights of the Lender hereunder, including reasonable attorneys’ fees and legal expenses, to the payment in whole or in part of the Obligations, the Company remaining liable for any deficiency remaining unpaid after the application, and only after so paying over such net proceeds and after the payment by the Lender of any other amount required by any provision of law.  To the extent permitted by applicable law, the Company waives all claims, damages, and demands against the Lender arising out of the repossession, retention or sale of the Collateral.  The Company agrees that the Lender need not give more than 10 days notice of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters.  The Company shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which Lender is entitled.

(c)           The Company hereby waives presentment, demand, protest or any notice (to the extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

7.             Application of Proceeds.  The Proceeds of all sales and collections in respect of any Collateral shall be applied as follows:

(a)           First, to the payment of the costs and expenses of such sales and collections, the expenses of Lender and the reasonable fees and expenses of its counsel;

(b)           Second, any surplus then remaining to the payment of the Obligations in such order and manner as the Lender may in its sole discretion determine; and

(c)           Third, any surplus then remaining shall be paid to the Company.

8.             Limitation on Lender’s Duty in Respect of Collateral.  Beyond the use of reasonable care in the custody thereof, the Lender shall not have any duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of it or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

9.             Notices.  Any notice, request or other communication required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed electronically) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to the Company, to:

Domestic Energy Partners, LLC.
1200 West 400 North
Orem, UT 84660
Attn: Ron Crafts
Fax: (801) 225-8635

if to Lender, to:

Sausalito Capital Partners I, LLC
369B Third Street, #269
San Rafael, CA 94901
Attn: Don Lew
Fax: (415) 454-2046

with a copy to:

The Otto Law Group, PLLC
601 Union Street, Suite 4500
Seattle, WA 98101
Attn: David M. Otto
Fax: (206) 262-9513

Either party hereto may change the above specified recipient or mailing address by notice to the other party given in the manner herein prescribed.  All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile, provided that any such facsimile is received during regular business hours at the recipient’s location) or on the day shown on the return receipt (if delivered by mail or delivery service).

10.           Severability.  Any provision of this Security Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.           No Waiver; Cumulative Remedies.  The Lender shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder and no waiver shall be valid unless in writing, signed by the Lender, and then only to the extent therein set forth.  A waiver by the Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Lender would otherwise have had on any future occasion.  No failure to exercise nor any delay in exercising on the part of the Lender, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise or any other right, power or privilege.  The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law.  None of the terms or provisions of this Security Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by the Company and the Lender.

12.           Successors and Assigns.  This Security Agreement and all obligations of the Company hereunder shall be binding upon the successors and permitted assigns of the Company, and shall, together with the rights and remedies of the Lender hereunder, inure to the benefit of the Lender and its successors and permitted assigns; provided that the Company may not assign any of its rights or obligations hereunder without the prior written consent of the Lender.  This Security Agreement may be assigned by the Lender without the consent of the Company.

13.           Governing Law.  This Security Agreement shall be governed by and construed in accordance with the domestic laws of the State of Washington without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington.

14.           Counterparts. This Security Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement.

15.           Facsimile.  This Security Agreement may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

16.           Termination.  At such time as the Obligations have been fully paid in cash, the security interest created hereby shall automatically terminate, the Lender shall take all such actions as may be requested by the Company to evidence such termination and to release the liens created hereby, at the Company’s expense.

* * * * * *

IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be executed and delivered by its duly authorized officer as of Effective Date.

DOMESTIC ENERGY PARTNERS, LLC.

By:	/s/ Ron Crafts
Ron Crafts
Chairman and Chief Executive Officer

SAUSALITO CAPITAL PARTNERS I, LLC

By:	/s/ Donald Lew
Don Lew
Managing Member